EXHIBIT 99.1

ePlus Reports Second Quarter and First Half Financial Results

Second Quarter Fiscal Year 2018

•	Consolidated net sales declined 0.2% to $370.8 million.
•	Technology segment net sales declined 1.1% to $358.8 million; financing segment net sales increased 37.7% to $12.0 million.
•	Technology segment adjusted gross billings of product and services increased 3.3% to $503.6 million.
•	Consolidated gross profit increased 6.9% to $87.6 million; consolidated gross margin expanded 150 basis points to 23.6%.
•	Net earnings increased 2.7% to $17.2 million.
•	Adjusted EBITDA increased 3.4% to $31.0 million.
•	Diluted earnings per share increased 1.7% to $1.23. Non-GAAP diluted earnings per share increased 3.3% to $1.27.

First Half Fiscal Year 2018

•	Consolidated net sales increased 10.2% to $738.0 million
•	Technology segment net sales increased 9.6% to $716.9 million; financing segment net sales increased 33.8% to $21.1 million.
•	Technology segment adjusted gross billings of product and services increased 11.4% to $985.3 million.
•	Consolidated gross profit increased 10.4% to $165.2 million; consolidated gross margin expanded 10 basis points to 22.4%.
•	Net earnings increased 11.7% to $30.6 million.
•	Adjusted EBITDA increased 8.8% to $53.5 million.
•	Diluted earnings per share increased 12.3% to $2.19. Non-GAAP diluted earnings per share increased 8.5% to $2.17.

HERNDON, VA – November 2, 2017 – ePlus inc. (NASDAQ:PLUS - news), a leading provider of technology solutions, today announced financial results for the three and six months ended September 30, 2017.

Management Comment

"We continued to execute on our long term strategic plans and performed well on key metrics.  Our net sales were flat based on a higher proportion of sales of third party software assurance, maintenance and services which are presented on a net basis and a challenging comparison to last year's second quarter results.  We recorded a 3.3% increase in adjusted gross billings and achieved a 6.9% increase in gross profit.  These increases, as well as a 150 basis point expansion in consolidated gross margin, were due in part to an increase in our services revenues and post contract earnings from early terminations of financing agreements.  These results led to net earnings growth of 2.7%, even as we continue to invest in future growth, by increasing our customer facing headcount, absorbing acquisition-related costs necessary to expand our geographic reach and footprint, and expanding our solution set," said Mark Marron, president and chief executive officer.

"Our net sales growth of 10.2% in the first half of fiscal 2018 follows a similar double-digit sales growth rate in the comparable year ago period, and gross profit increased 10.4% while net earnings increased 11.7%.  These metrics demonstrate solid execution of our strategic growth plan to expand and enhance our solutions in cloud, digital infrastructure, and security.  Underscoring this, adjusted gross billings of security product and services increased 30% year-on-year and accounted for 17.3% of adjusted gross billings.  We are continuing to deliver the transformative IT solutions that our enterprise and mid-market customers need to achieve their desired business outcomes."

Prior Period Reclassifications due to Stock Split

Reclassifications of prior period amounts related to numbers of shares and per share amounts have been made to conform to the current period presentation due to the March 31, 2017, stock split.

Second Quarter Fiscal 2018 Results

For the second quarter ended September 30, 2017 as compared to the second quarter of the prior fiscal year ended September 30, 2016:

Consolidated net sales decreased 0.2% to $370.8 million, from $371.5 million.

Technology segment net sales decreased 1.1% to $358.8 million, from $362.7 million.

Adjusted gross billings of product and services increased 3.3% to $503.6 million. Adjusted gross billings are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.

Financing segment net sales increased 37.7% to $12.0 million, from $8.7 million.

Consolidated gross profit rose 6.9% to $87.6 million, from $81.9 million.

Consolidated operating income rose 2.2% to $28.8 million, from $28.2 million.

Net earnings rose 2.7% to $17.2 million.

Adjusted EBITDA rose 3.4% to $31.0 million, from $29.9 million.

Diluted earnings per share was $1.23, compared with $1.21 in the prior year quarter. Non-GAAP diluted earnings per share was $1.27, compared with $1.23 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes and the tax (benefit) expense recognized due to the vesting of share based compensation.

First Half Fiscal 2018 Results

For the six months ended September 30, 2017 as compared to the six months of the prior fiscal year ended September 30, 2016:

Consolidated net sales rose 10.2% to $738.0 million, from $670.0 million.

Technology segment net sales rose 9.6% to $716.9 million, from $654.2 million.

Adjusted gross billings of product and services increased 11.4% to $985.3 million. Adjusted gross billings are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.

Financing segment net sales increased 33.8% to $21.1 million, from $15.8 million.

Consolidated gross profit rose 10.4% to $165.2 million, from $149.6 million.

Consolidated operating income rose 8.0% to $49.3 million, from $45.7 million.

Net earnings rose 11.7% to $30.6 million.

Adjusted EBITDA rose 8.8% to $53.5 million, from $49.2 million.

Diluted earnings per share was $2.19, compared with $1.95 in the prior year quarter. Non-GAAP diluted earnings per share was $2.17, compared with $2.00 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes and the tax (benefit) expense recognized due to the vesting of share based compensation.

Balance Sheet Highlights

As of September 30, 2017, ePlus had cash and cash equivalents of $60.2 million, compared with $109.8 million as of March 31, 2017.  Inventory decreased 45.0% to $51.4 million and deferred revenue decreased 30.2% to $45.6 million primarily due to the partial shipment of large projects within the first half of the fiscal year.  Total stockholders' equity was $376.1 million, compared with $345.9 million as of March 31, 2017. Total shares outstanding were 14.2 million on September 30, 2017 and March 31, 2017.

Summary and Outlook

"We remain confident that our focus on the fastest growing solutions and emerging technologies in the IT market positions us to grow faster than forecast for overall IT spending levels.  ePlus' approach to supporting customers through every phase of the IT lifecycle, from consulting to designing, architecting, implementing, and managing solutions, helps customers achieve the business outcomes they need in a digital economy. Our recent acquisitions of IDS and OneCloud have allowed us to complement our cloud consulting capabilities and expand market reach in desired geographies.  We will continue to use our strong balance sheet and deep experience in identifying and integrating acquisitions to supplement organic growth," Mr. Marron concluded.

Results of Operations – Three Months Ended September 30, 2017

The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software to commercial entities and state and local governments. The financing segment consists of the financing of equipment, software, and related services to commercial entities, state and local governments, and government contractors.

Technology Segment

The results of operations for the technology segment for the three months ended September 30, 2017 and 2016 were as follows (dollars in thousands):

	Three Months Ended September 30,
	2017	2016	Change
Sales of product and services	$357,759	$361,227	$(3,468)	(1.0%)
Fee and other income	1,043	1,488	(445)	(29.9%)
Net sales	358,802	362,715	(3,913)	(1.1%)

Cost of sales, product and services	281,953	288,204	(6,251)	(2.2%)

Gross profit	76,849	74,511	2,338	3.1%

Selling, general and administrative	53,503	48,302	5,201	10.8%
Depreciation and amortization	2,128	1,721	407	23.6%
Operating expenses	55,631	50,023	5,608	11.2%

Operating income	$21,218	$24,488	$(3,270)	(13.4%)

Key Business Metrics
Adjusted gross billings, product and services	$503,581	$487,308	$16,273	3.3%
Adjusted EBITDA	$23,346	$26,209	$(2,863)	(10.9%)

Net sales were $358.8 million, down 1.1% from $362.7 million in the second quarter of fiscal 2017. The decrease in net sales was primarily due to a higher proportion of sales of third party software assurance, maintenance and services in the current period, which are presented on a net basis.

Adjusted gross billings of products and services grew 3.3% to $503.6 million, from $487.3 million in the second quarter of fiscal 2017.

Gross margin on sales of product and services was 21.2%, up from 20.2% in the second quarter of fiscal 2017.  The increase in margins was due to a shift in product mix, as we sold a higher proportion of third party software assurance, maintenance and services, and increases in sales of services as well as higher margins from sales of services.

Operating expenses rose 11.2% to $55.6 million, from $50.0 million in the second quarter of fiscal 2017, mainly attributable to an increase of $2.8 million, or 7.0%, in salaries and benefits due to an increase of 186, or 17.8%, in personnel to 1,233 from 1,047, of which 50 related to the acquisition of IDS in September 2017, 57 related to the acquisition of OneCloud Consulting in May 2017 and 48 related to the acquisition of Consolidated Communication's IT services and equipment integration business in December 2016. The position additions included 162 sales and engineering positions with the remaining additions being administrative hires. The increase in salaries and benefits was also attributable to higher healthcare cost. General administrative expenses increased $2.0 million primarily due to higher advertising and marketing expense, the incremental expenses from contingent consideration for acquisitions, and additional expenses from recent acquisitions.

Segment operating income was $21.2 million, compared with $24.5 million in the second quarter of fiscal 2017.  Adjusted EBITDA was $23.3 million for the current quarter, compared with $26.2 million in the second quarter of fiscal 2017.
Financing Segment

The results of operations for the financing segment for the three months ended September 30, 2017 and 2016 were as follows (dollars in thousands):

	Three Months Ended September 30,
	2017	2016	Change
Financing revenue	$12,035	$8,722	$3,313	38.0%
Fee and other income	8	25	(17)	(68.0%)
Net sales	12,043	8,747	3,296	37.7%

Direct lease costs	1,321	1,325	(4)	(0.3%)

Gross profit	10,722	7,422	3,300	44.5%

Selling, general and administrative	2,837	3,305	(468)	(14.2%)
Depreciation and amortization	1	2	(1)	(50.0%)
Interest and financing costs	274	400	(126)	(31.5%)
Operating expenses	3,112	3,707	(595)	(16.1%)

Operating income	$7,610	$3,715	$3,895	104.8%

Key Business Metrics
Adjusted EBITDA	$7,611	$3,717	$3,894	104.8%

Net sales were $12.0 million, up 37.7% from $8.7 million in the second quarter of fiscal 2017, as a result of higher post-contract earnings due to early terminations of several large leases. In addition, revenues increased due to earnings on consumption based financing arrangements.  Direct lease costs decreased slightly over the previous year period.

Operating expenses decreased $0.6 million, or 16.1%, mainly due to changes in reserve for credit losses.

Segment operating income and adjusted EBITDA both increased to $7.6 million from $3.7 million in the second quarter of fiscal 2017.

Results of Operations – Six Months Ended September 30, 2017

Technology Segment

The results of operations for the technology segment for the six months ended September 30, 2017 and 2016 were as follows (dollars in thousands):

	Six Months Ended September 30,
	2017	2016	Change
Sales of product and services	$714,839	$651,408	$63,431	9.7%
Fee and other income	2,029	2,764	(735)	(26.6%)
Net sales	716,868	654,172	62,696	9.6%

Cost of sales, product and services	570,386	518,051	52,335	10.1%

Gross profit	146,482	136,121	10,361	7.6%

Selling, general and administrative	105,004	93,515	11,489	12.3%
Depreciation and amortization	4,190	3,492	698	20.0%
Operating expenses	109,194	97,007	12,187	12.6%

Operating income	$37,288	$39,114	$(1,826)	(4.7%)

Key Business Metrics
Adjusted gross billings, product and services	$985,266	$884,781	$100,485	11.4%
Adjusted EBITDA	$41,478	$42,606	$(1,128)	(2.6%)

Net sales rose 9.6% to $716.9 million, from $654.2 million in the first half of fiscal 2017.

Adjusted gross billings grew 11.4% to $985.3 million, from $884.8 million in the first half of fiscal 2017. The increase in net sales and adjusted gross billings of products and services was a result of an increase in demand for products and services from our large corporate and healthcare customers, and the acquisitions of Consolidated Communication's IT services and equipment integration business in December 2016 and OneCloud Consulting in May 2017.

Gross margin on sales of product and services was 20.2%, compared with 20.5% in the first half of fiscal 2017.  The decrease in gross margin was due to lower margins from sales of product primarily related to a large competitively bid project, most of which was delivered in the first half of fiscal year 2018, partially offset by higher margins from sales of services.

Operating expenses rose 12.6% to $109.2 million, from $97.0 million in the first half of fiscal 2017, reflecting increased salaries and benefits due to increased variable compensation and a 17.8% increase in personnel to 1,233 from 1,047, of which 50 related to the acquisition of IDS in September 2017, 57 related to the acquisition of OneCloud Consulting in May 2017 and 48 relate to the acquisition of Consolidated Communication's IT services and equipment integration business in December 2016. The position additions included 162 sales and engineering positions with the remaining additions being administrative hires. Also contributing to the increase in salaries and benefits was higher healthcare cost. General administrative expenses increased $2.4 million primarily due to higher expenses in advertising and marketing, travel, and software license and maintenance. Depreciation and amortization increased $0.7 million due to the acquisitions. Professional and other fees also increased $0.7 million or 22.3%, due to legal fees related to the acquisitions of IDS and OneCloud Consulting.

Segment operating income was $37.3 million, compared with $39.1 million in the first half of fiscal 2017.  Adjusted EBITDA was $41.5 million, compared with $42.6 million in the first half of fiscal 2017.

The Company maintained its balanced portfolio of customer-end markets. The breakdown of net sales by customer-end market for the twelve months ended September 30, 2017 and 2016 were as follows:

	Twelve Months Ended September 30,
	2017	2016	Change
Technology	24%	23%	1%
State & Local Government & Educational Institutions	18%	22%	(4%)
Telecom, Media, and Entertainment	15%	15%	-
Financial Services	14%	12%	2%
Healthcare	12%	10%	2%
Other	17%	18%	(1%)
Total	100%	100%

Financing Segment

The results of operations for the financing segment for the six months ended September 30, 2017 and 2016 were as follows (dollars in thousands):

	Six Months Ended September 30,
	2017	2016	Change
Financing revenue	$21,106	$15,709	$5,397	34.4%
Fee and other income	28	84	(56)	(66.7%)
Net sales	21,134	15,793	5,341	33.8%

Direct lease costs	2,452	2,317	135	5.8%

Gross profit	18,682	13,476	5,206	38.6%

Selling, general and administrative	6,000	6,146	(146)	(2.4%)
Depreciation and amortization	2	6	(4)	(66.7%)
Interest and financing costs	633	749	(116)	(15.5%)
Operating expenses	6,635	6,901	(266)	(3.9%)

Operating income	$12,047	$6,575	$5,472	83.2%

Key Business Metrics
Adjusted EBITDA	$12,049	$6,581	$5,468	83.1%

Net sales were $21.1 million, up 33.8% from $15.8 million in the first half of fiscal 2017, as a result of higher post-contract earnings due to early terminations of several large leases, as well as revenues earned from consumption based financing arrangements.

Direct lease costs increased $0.1 million or 5.8% due to higher depreciation expense from operating leases.

Operating expenses were $6.6 million, down 3.9% from the prior year period due to changes in reserve for credit losses and decreases professional and other fees as well as lower interest and financing costs, which were offset by higher salaries and benefits.

Segment operating income and adjusted EBITDA both increased to $12.0 million from $6.6 million in the first half of fiscal 2017.

Recent Corporate Developments

•	On October 24, ePlus announced it will lead a Chief Information Security Officer round table panel at the Triangle InfoSeCon conference in Raleigh, North Carolina on October 27.
•	On October 12, ePlus announced participation in a technology panel presentation at the Rochester Security Summit 2017 on October 19-20.
•	On September 18, ePlus announced the acquisition of IDS, a Midwest data center technology integrator and cloud services provider.
•	On August 30, ePlus announced management would present at the Telecom, Media and Technology Conference held in New York on September 6.
•
On August 30, ePlus announced it was named NetApp FlexPod Partner of the Year at the Inaugural Channel Connect conference in recognition of its overall FlexPod bookings and year-over-year FlexPod bookings growth.

•	On August 18, ePlus announced its board of directors authorized the Company to repurchase up to 500,000 shares of common stock over the 12-month period commencing August 19, 2017.
•	On August 15, ePlus announced the launch of a new website (www.igxglobal.com) for its London-based IGX Global subsidiary.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on November 2, 2017:

Date:	Thursday, November 2, 2017
Time:	4:30 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	95927274 (live and replay)
Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through November 10, 2017.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from data center to security, cloud, and collaboration, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,200 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus. Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  OneCloud is a trademark of OneCloud Consulting, Inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements."  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and volatility in the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our IT systems and data and audio communication networks; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our customers' electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; our ability to hire and retain sufficient qualified personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	September 30, 2017	March 31, 2017
ASSETS	(in thousands, except per share data)

Current assets:
Cash and cash equivalents	$60,185	$109,760
Accounts receivable—trade, net	293,098	266,029
Accounts receivable—other, net	29,900	24,987
Inventories	51,431	93,557
Financing receivables—net, current	69,932	51,656
Deferred costs	18,868	7,971
Other current assets	31,931	43,364
Total current assets	555,345	597,324

Financing receivables and operating leases—net	61,847	71,883
Property, equipment and other assets	16,278	11,956
Goodwill	76,470	48,397
Other intangible assets—net	29,056	12,160
TOTAL ASSETS	$738,996	$741,720

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$99,965	$113,518
Accounts payable—floor plan	120,217	132,612
Salaries and commissions payable	17,484	18,878
Deferred revenue	45,562	65,312
Recourse notes payable—current	688	908
Non-recourse notes payable—current	31,767	26,085
Other current liabilities	20,438	19,179
Total current liabilities	336,121	376,492

Non-recourse notes payable—long term	4,666	10,431
Deferred tax liability—net	1,791	1,799
Other liabilities	20,356	7,080
TOTAL LIABILITIES	362,934	395,802

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 14,171 outstanding at September 30, 2017 and 14,161 outstanding at March 31, 2017	142	142
Additional paid-in capital	126,716	123,536
Treasury stock, at cost	(4,383)	-
Retained earnings	253,467	222,823
Accumulated other comprehensive income—foreign currency translation adjustment	120	(583)
Total Stockholders' Equity	376,062	345,918
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$738,996	$741,720

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in thousands, except per share data)

Net sales	$370,845	$371,462	$738,002	$669,965
Cost of sales	283,274	289,529	572,838	520,368
Gross profit	87,571	81,933	165,164	149,597

Selling, general and administrative expenses	56,340	51,607	111,004	99,661
Depreciation and amortization	2,129	1,723	4,192	3,498
Interest and financing costs	274	400	633	749
Operating expenses	58,743	53,730	115,829	103,908

OPERATING INCOME	28,828	28,203	49,335	45,689

Other income (expense)	(141)	380	130	380

EARNINGS BEFORE PROVISION FOR INCOME TAXES	28,687	28,583	49,465	46,069

PROVISION FOR INCOME TAXES	11,466	11,808	18,821	18,623

NET EARNINGS	$17,221	$16,775	$30,644	$27,446

NET EARNINGS PER COMMON SHARE—BASIC	$1.24	$1.21	$2.21	$1.97
NET EARNINGS PER COMMON SHARE—DILUTED	$1.23	$1.21	$2.19	$1.95

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
BASIC	13,879	13,818	13,843	13,941
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
DILUTED	14,008	13,884	14,021	14,055

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings of Product and Services, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, and (iv) non-GAAP Net Earnings per Common Share - Diluted. We define adjusted gross billings of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income. Segment Adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.  Non-GAAP net earnings per common share are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, and the related effects on income taxes, and the tax (benefit) expense recognized due to the vesting of share based compensation.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Adjusted Gross Billings, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)

Sales of product and services	$357,759	$361,227	$714,839	$651,408
Costs incurred related to sales of third party software assurance, maintenance and services	145,822	126,081	270,427	233,373
Adjusted gross billings of product and services	$503,581	$487,308	$985,266	$884,781

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Consolidated

Net earnings	$17,221	$16,775	$30,644	$27,446
Provision for income taxes	11,466	11,808	18,821	18,623
Depreciation and amortization [1]	2,129	1,723	4,192	3,498
Other income [2]	141	(380)	(130)	(380)
Adjusted EBITDA	$30,957	$29,926	$53,527	$49,187

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Technology Segment
Operating income	$21,218	$24,488	$37,288	$39,114
Depreciation and amortization [1]	2,128	1,721	4,190	3,492
Adjusted EBITDA	$23,346	$26,209	$41,478	$42,606

Financing Segment
Operating income	$7,610	$3,715	$12,047	$6,575
Depreciation and amortization [1]	1	2	2	6
Adjusted EBITDA	$7,611	$3,717	$12,049	$6,581

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except per share data)
GAAP: Earnings before provision for income taxes	$28,687	$28,583	$49,465	$46,069
Acquisition related amortization expense [3]	1,186	974	2,307	2,063
Other (income) expense [2]	141	(380)	(130)	(380)
Non-GAAP: Earnings before provision for income taxes	30,014	29,177	51,642	47,752

GAAP: Provision for income taxes	11,466	11,808	18,821	18,623
Acquisition related amortization expense	450	324	874	689
Other (income) expense	59	(157)	(55)	(157)
Tax benefit on restricted stock	204	72	1,563	508
Non-GAAP: Provision for income taxes	12,179	12,047	21,203	19,663

Non-GAAP: Net earnings	$17,835	$17,130	$30,439	$28,089

GAAP: Net earnings per common share – diluted	$1.23	$1.21	$2.19	$1.95
Non-GAAP: Net earnings per common share – diluted	$1.27	$1.23	$2.17	$2.00

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains or losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.